                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  AWARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                                  AWARE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 27, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of Aware, Inc. (the "Company") will be held at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts on Wednesday, May 27, 1998, beginning at 9:00 A.M., local time, for the following purposes:

          1. To consider and vote upon the election of two Class II directors;
     and

          2. To transact such further business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Monday, March 30, 1998 as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          JAMES C. BENDER
                                          President and Chief Executive Officer

April 15, 1998
Bedford, Massachusetts

                             YOUR VOTE IS IMPORTANT

         PLEASE SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU
                          PLAN TO ATTEND THE MEETING.

                                  AWARE, INC.
                             40 MIDDLESEX TURNPIKE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 276-4000

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 27, 1998

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about April 15, 1998 in connection with the solicitation by the Board of Directors of Aware, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company, to be held at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts, at 9:00 A.M. on Wednesday, May 27, 1998, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' directions. Stockholders are encouraged to vote on the matters to be considered. If no choice has been specified by a stockholder, however, the shares covered by any executed proxy will be voted as recommended by management. Any stockholder may revoke his proxy at any time before it has been exercised.

     The Board of Directors of the Company has fixed the close of business on Monday, March 30, 1998 as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. At the close of business on March 30, 1998, there were issued and outstanding 19,838,982 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), entitled to cast 19,838,982 votes.

                         QUORUM AND TABULATION OF VOTES

     The By-Laws of the Company provide that a quorum at the Annual Meeting shall consist of a majority in interest of all stock issued, outstanding and entitled to vote at the Annual Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. In general, votes withheld from any nominee for election as director, abstentions (if applicable) and broker "non-votes" (if applicable) are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to that proposal.

     The affirmative vote of a plurality of the shares of Common Stock properly cast at the Annual Meeting will be necessary to elect each director (Proposal
One). Abstentions, votes "withheld" from director-nominees, and broker "non-votes" will not be included in calculating the number of votes cast on such Proposal.

     Votes will be tabulated by the Company's transfer agent, Boston EquiServe, L.P. The vote on each matter submitted to stockholders will be tabulated separately.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated for election as Class II directors John K. Kerr and David Ehreth, each of whom is currently a director of the Company. Each director elected at the Annual Meeting will hold office for a term continuing until the annual meeting held in the third year following the year of his election and until his successor is duly elected and qualified.

     Each of the nominees has agreed to serve if elected, and the Company has no reason to believe that either nominee will be unable to serve. In the event that one or both nominees is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for such other nominee or nominees as the Board may then designate.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TWO INDIVIDUALS NAMED ABOVE AS CLASS II DIRECTORS OF THE COMPANY.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company as of March 30, 1998:

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Charles K. Stewart(1)(2)..................  51     Chairman of the Board of Directors
James C. Bender(1)........................  45     President, Chief Executive Officer and
                                                   Director
Michael A. Tzannes........................  36     Chief Technology Officer, General Manager
                                                   of Telecommunications and Director
David C. Hunter...........................  42     Senior Vice President, Product Development
Richard P. Moberg.........................  43     Chief Financial Officer and Treasurer
Edmund C. Reiter..........................  34     Vice President, Advanced Products
David Ehreth..............................  48     Director
Jerald G. Fishman.........................  52     Director
John K. Kerr(1)(2)(3).....................  60     Director
John S. Stafford, Jr.(3)..................  60     Director

---------------
(1) Member of the Executive Committee
(2) Member of the Audit Committee
(3) Member of the Compensation Committee

     Charles K. Stewart has been a director of the Company since 1988 and Chairman of the Board of Directors since April 1995. Mr. Stewart previously served as Chairman of the Board of Directors from 1988 to 1990 and from March 1994 to November 1994. From 1975 to December 1993, he traded options, futures and securities on the Chicago Board of Options Exchange and has been involved in private venture capital transactions since 1984. Mr. Stewart received an M.B.A. from Northwestern University and a B.A. from Yale University.

     James C. Bender has been President, Chief Executive Officer and a director of the Company since October 1994. From April 1992 to February 1994, Mr. Bender served as President and Chief Executive Officer of Logicraft, Inc., a network service provider. From 1986 to April 1992, Mr. Bender served as Logicraft's President and Chief Operating Officer. Mr. Bender received an M.B.A. from the Harvard Graduate School of Business Administration and a B.S. from Lowell Technological Institute.

     Michael A. Tzannes has been the Company's Chief Technology Officer and General Manager of Telecommunications since September 1997 and a Director of the Company since March 1998. Dr. Tzannes served as the Company's Senior Vice President, Telecommunications from April 1996 to September 1997, as the Company's Vice President, Telecommunications from December 1992 to April 1996, as a Senior Member of the Company's Technical Staff from January 1991 to November 1992, and as a consultant to the Company from October 1990 to December 1990. From 1986 to 1990, he was a Staff Engineer at Signatron, Inc., a telecommunications technology and systems developer. Dr. Tzannes received a Ph.D. in electrical engineering from Tufts University, an M.S. from the University of Michigan at Ann Arbor, and a B.S. from the University of Patras, Greece.

     David C. Hunter joined the Company in May 1996 as Senior Vice President, Product Development. From 1982 to April 1996, Mr. Hunter served as Vice President, Research and Development of I.D.E. Corporation ("IDEA"), a manufacturer of data communications equipment. Mr. Hunter was a founder and director of IDEA. Mr. Hunter received an M.B.A. with high distinction from the Harvard Graduate School of Business Administration and a B.S. with distinction from Cornell University.

     Richard P. Moberg joined the Company in June 1996 as Chief Financial Officer and Treasurer. From December 1990 to June 1996, Mr. Moberg held a number of positions at Lotus Development Corporation, a computer software developer, including Corporate Controller from June 1995 to June 1996, Assistant Corporate Controller from May 1993 to June 1995, and Director of Financial Services from December 1990 to May 1993. Mr. Moberg received an M.B.A. from Bentley College and a B.B.A. in accounting from the University of Massachusetts at Amherst.

     Edmund C. Reiter has been the Company's Vice President, Advanced Products since August 1995. Prior to that, he served as the Company's Manager of Product Development for still image compression products from June 1994 to August 1995, as a Senior Member of the Company's Technical Staff from November 1993 to June 1994, and as a Member of the Technical Staff from December 1992 to November 1993. Dr. Reiter served as Senior Scientist at New England Research, Inc. from January 1991 to November 1992. Dr. Reiter received a Ph.D. from the Massachusetts Institute of Technology and a B.S. from Boston College.

     David Ehreth has served as a director of the Company since November 1997. Since June 1993, Mr. Ehreth has served as Division Vice President of the Access Division of DSC Communications Corporation, a manufacturer of digital switching, access, transport and private network system products for the telecommunications industry. From 1987 to June 1993, Mr. Ehreth served as a Vice President of Engineering of Optilink, Inc., a manufacturer of access systems for the telecommunications industry. Optilink, Inc. was acquired by DSC Communications Corporation in 1990.

     Jerald G. Fishman has been a director of the Company since May 1996 and President and Chief Executive Officer of Analog Devices, Inc. ("ADI") since November 1996. Mr. Fishman joined ADI in 1971 and held a variety of management positions in marketing, operations and strategic planning, including Group Vice President from 1982 to 1988, Executive Vice President from 1988 to November 1991, and President and Chief Operating Officer from November 1991 to November 1996. Mr. Fishman has also served as a Director of ADI since November 1991. Mr. Fishman received a B.S. in electrical engineering from the City College of New York, an M.S. in electrical engineering from Northeastern University, an M.B.A. from Boston University and a J.D. from Suffolk Law School. Mr. Fishman is a director of Kollmorgen Corporation and Cognex Corporation.

     John K. Kerr has been a director of the Company since 1990. Mr. Kerr previously served as a Director of the Company from 1988 to 1989 and as the Chairman of the Board of Directors from November 1992 to March 1994. From June 1992 to November 1994, Mr. Kerr served as the Company's Assistant Vice President of Marketing. Mr. Kerr has been General Partner of Grove Investment Partners, a private investment partnership, since 1990. Mr. Kerr received an M.A. and a B.A. from Baylor University.

     John S. Stafford, Jr. has been a director of the Company since 1988. Mr. Stafford has been a Member of the Chicago Board of Options Exchange since 1975, where he trades financial futures, options and equity instruments. Mr. Stafford received an M.B.A. from the University of North Carolina and a B.A. from Davidson College.

     The Board of Directors is divided into three classes, each consisting of approximately one-third of the whole number of the Board of Directors. One class is elected each year at the annual meeting of stockholders to hold office for a term of three years. Each director holds office until his successor has been duly elected and qualified. In accordance with Massachusetts law, the Board of Directors has fixed the number of Directors at seven. Messrs. Kerr and Ehreth serve in the class whose terms expire in 1998; Messrs. Stafford and Stewart serve in the class whose terms expire in 1999; and Messrs. Bender, Fishman and Tzannes serve in the class whose terms expire in 2000. Pursuant to Mr. Bender's employment agreement, the Company has agreed to use its best efforts to cause Mr. Bender to be elected to the Company's Board of Directors. See "Compensation of Directors and Executive Officers -- Employment Agreement." Executive officers are elected annually by the

Board of Directors and serve at the discretion of the Board or until their respective successors have been duly elected and qualified. There are no family relationships among the directors and executive officers of the Company.

COMMITTEES AND MEETINGS OF THE BOARD

     During 1997, the Board met four times and took no action by unanimous written consent. No incumbent director attended fewer than 75% of the total number of meetings held by the Board and Committees of the Board on which he served.

     The Company has an Executive Committee, a Compensation Committee and an Audit Committee but does not have a nominating committee or other committee performing similar functions. The Executive Committee has all of the powers of the Board of Directors except the power to: (i) change the number of directors or fill vacancies on the Board of Directors; (ii) elect or fill vacancies in the offices of President, Treasurer or Clerk; (iii) remove any officer or director;
(iv) amend the By-Laws of the Company; (v) change the principal office of the Company; (vi) authorize the payment of any dividend or distribution to shareholders of the Company; (vii) authorize the reacquisition of capital stock for value; and (viii) authorize a merger. In 1997, the Executive Committee neither met nor took action by unanimous written consent.

     The Compensation Committee provides recommendations concerning salaries and incentive compensation for senior management of the Company and administers the Company's stock option plans. In 1997, the Compensation Committee met once and took action by unanimous written consent twice. The Audit Committee reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before the Audit Committee or at the direction of the Board of Directors. In 1997, the Audit Committee met once and took no action by unanimous written consent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is currently composed of Messrs. Kerr and Stafford. Mr. Kerr formerly served as the Company's Assistant Vice President of Marketing from June 1992 to November 1994. Mr. Bender, the Company's President and Chief Executive Officer, served on the Board of Directors throughout 1997 and participated in the deliberations of the Board of Directors concerning the compensation of the Company's executive officers other than himself. In 1997, no other officer or employee of the Company participated in any such deliberations. No interlocking relationship existed between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company in 1997.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS' COMPENSATION

     Each director of the Company is reimbursed for expenses incurred in attending meetings of the Board of Directors. Directors of the Company are not paid any separate fees for serving as directors. Pursuant to the Company's 1996 Stock Option Plan, at the meeting of the Board of Directors on May 21, 1997, each of Messrs. Stafford and Kerr was automatically granted a non-qualified option to purchase 7,843 shares of Common Stock at an exercise price of $12.75 per share, the closing price of the Common Stock on the

Nasdaq National Market on that date. Each option has a term of six years and vests in twelve equal consecutive quarterly installments, the first of which vested on June 30, 1997. On November 14, 1997, the date of Mr. Ehreth's election to the Board of Directors, the Board voted that, upon the approval of Mr. Ehreth's employer, the Company would grant Mr. Ehreth a nonqualified option to purchase 50,000 shares of Common Stock. Mr. Ehreth's employer approved the receipt of the option by Mr. Ehreth on January 12, 1998, whereupon the Company granted Mr. Ehreth an option to purchase 50,000 shares of Common Stock at an exercise price of $10.4375 per share, the closing price of the Common Stock on the Nasdaq National Market on that date. The option has a term of ten years and vests as to 20,000 shares on January 12, 2000 and as to approximately an additional 833 shares at the end of each of the 36 months thereafter.

EXECUTIVE COMPENSATION

     Summary of Cash and Other Compensation. The following table provides certain summary information concerning compensation earned for services rendered to the Company in all capacities by the Company's President and Chief Executive Officer and the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                               COMPENSATION
                                                                               -------------
                                                 ANNUAL COMPENSATION              AWARDS
                                         ------------------------------------  -------------
                                                                 OTHER ANNUAL   SECURITIES      ALL OTHER
           NAME AND                                                COMPEN-      UNDERLYING       COMPEN-
      PRINCIPAL POSITION          YEAR   SALARY($)    BONUS($)   SATION($)(1)  OPTIONS(#)(2)   SATION($)(3)
      ------------------          ----   ---------    --------   ------------  -------------   ------------
James C. Bender...............    1997   $200,154     $20,000              --          --         $1,608(4)
  President and Chief
  Executive                       1996    200,154          --              --     110,000            438
  Officer                         1995    179,013          --              --     500,000            408

Michael A. Tzannes............    1997    172,152      10,000              --      20,000            438
  Chief Technology Officer and    1996    133,038      20,451              --     130,000            312
  General Manager of              1995    103,815          --              --     220,000            240
  Telecommunications

David C. Hunter...............    1997    180,134      10,000              --      20,000            438
  Senior Vice President,
  Product                         1996    119,904(5)       --              --     330,000            212
  Development                     1995         --          --              --          --             --

Richard P. Moberg.............    1997    134,042      10,000              --      40,000            375
  Chief Financial Officer and     1996     66,499(6)       --              --      85,000            203
  Treasurer                       1995         --          --              --          --             --

Edmund C. Reiter..............    1997    107,603      23,330              --      50,000            262
  Vice President, Advanced        1996     80,138      37,844              --      30,000            262
  Products                        1995     73,843       7,701              --      32,000            204

---------------
(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the Named Executive Officer's total annual salary and bonus.

(2) Represents stock options granted under the Company's 1990 Incentive and Nonstatutory Stock Option Plan and 1996 Stock Option Plan. In 1995, 1996 and 1997, the Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts.

(3) Amounts in this column represent group term life insurance premiums paid by the Company on behalf of the respective Named Executive Officers.

(4) Includes $1,170 for individual term life insurance permiums paid by the Company on behalf of Mr. Bender.

(5) Mr. Hunter commenced employment with the Company in May 1996 at an annual salary of $180,000.

(6) Mr. Moberg commenced employment with the Company in June 1996 at an annual salary of $125,000.

     Option Grants in Last Fiscal Year. The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted under the 1996 Stock Option Plan during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                                  VALUE
                        ----------------------------------------------------------------  AT ASSUMED ANNUAL RATE
                          NUMBER OF                                                           OF STOCK PRICE
                         SECURITIES     PERCENT OF TOTAL                                       APPRECIATION
                         UNDERLYING     OPTIONS GRANTED    EXERCISE                         FOR OPTION TERM(1)
                           OPTIONS      TO EMPLOYEES IN      PRICE         EXPIRATION     ----------------------
         NAME           GRANTED(#)(2)    FISCAL YEAR(3)    ($/SH)(4)          DATE         5%($)        10%($)
         ----           -------------   ----------------   ---------    ----------------  --------    ----------
James C. Bender.......          --              --              --             --               --            --
Michael A. Tzannes....      20,000(5)         2.23%         $12.75        May 21, 2007    $160,368    $  406,404
David C. Hunter.......      20,000(5)         2.23           12.75        May 21, 2007     160,368       406,404
Richard P. Moberg.....      40,000(5)         4.46           12.75        May 21, 2007     320,736       812,809
Edmund C. Reiter......      50,000(5)         5.57           12.75        May 21, 2007     400,920     1,016,011

---------------
 (1) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the price of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executive Officers. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

 (2) Represents shares of Common Stock issuable upon exercise of incentive stock options and nonqualified stock options granted under the 1996 Stock Option Plan.

 (3) In 1997, the Company granted employees options to purchase an aggregate of 897,500 shares of Common Stock under the 1996 Stock Option Plan.

 (4) All options were granted at no less than fair market value as determined by the Compensation Committee on the date of grant.

 (5) The options vest to the extent of 40% of the shares subject to the option on July 1, 1999 and to the extent of approximately an additional 1.67% of the shares subject to the option per month, commencing August 1, 1999, until fully vested.

     Option Exercises and Fiscal Year-End Option Values. The following table sets forth certain information concerning stock options exercised during 1997 and stock options held as of December 31, 1997 by each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                         SHARES                         UNEXERCISED OPTIONS AT               IN-THE-MONEY OPTIONS
                        ACQUIRED       VALUE               FISCAL YEAR END                 AT FISCAL YEAR END($)(2)
                           ON         REALIZED    ----------------------------------   ---------------------------------
        NAME           EXERCISE(#)     ($)(1)     EXERCISABLE(#)   UNEXERCISABLE(#)    EXERCISABLE($)   UNEXERCISABLE($)
        ----           -----------   ----------   --------------   -----------------   --------------   ----------------
James C. Bender......    200,000     $2,196,290      812,288             87,712          $6,806,274         $484,226
Michael A. Tzannes...     80,931        775,677      212,531            136,538           1,492,046          389,621
David C. Hunter......     15,000         72,939      257,392             77,608             508,668          101,332
Richard P. Moberg....         --             --       38,502             86,498              70,888           79,112
Edmund C. Reiter.....     31,709        425,205       19,293             73,998              75,748           83,207

---------------
(1) Value is based on the last sale prices of the Common Stock on the respective dates of exercise, as reported by the Nasdaq National Market, less the applicable option exercise prices. Actual gains, if any, will depend on the value of the Common Stock on the date of the sale of the shares.

(2) Value is based on the last sale price of the Common Stock ($10.25 per share) on December 31, 1997, as reported by the Nasdaq National Market, less the applicable option exercise price. Actual gains, if any, will depend on the value of the Common Stock on the date of the sale of the shares.

EMPLOYMENT AGREEMENT

     Mr. Bender entered into an employment agreement with the Company on October 27, 1994. The agreement was amended on December 20, 1996. As amended, the agreement provides that Mr. Bender will serve as the President and Chief Executive Officer of the Company for a term expiring December 31, 2002. Under the agreement, the term of Mr. Bender's employment will be extended for up to five one-year periods, the first to commence on January 1, 2003, until either the Company or Mr. Bender gives the other six month's notice of non-renewal. The Company also agreed to use its best efforts to cause Mr. Bender to be elected to the Board of Directors. The agreement provides that Mr. Bender shall receive an annual salary of $200,000 and bonuses at the discretion of the Board of Directors. The Company agreed to pay on Mr. Bender's behalf initiation fees at a golf or country club of up to $40,000 and annual dues up to a maximum of $6,000, as well as the premiums on a term life insurance policy on his life in the principal amount of $1.0 million. Mr. Bender is entitled to participate in the Company's insurance and other employee benefit programs on the same basis as all other employees. Mr. Bender agreed to be bound by the terms of the Company's standard employee agreement concerning inventions, confidentiality and non-competition.

     In the event of termination as a result of death or disability, the Company will continue Mr. Bender's compensation and benefits for a period of six months thereafter. The Company may terminate Mr. Bender's employment for cause upon ten days' notice and an opportunity to be heard at a meeting of the Board of Directors or the Executive Committee; for purposes of the agreement, "cause" means negligent acts or omissions that have been or will be the sole or primary cause of material harm to the Company, conviction of a crime involving moral turpitude or conviction of a crime the principal victim of which is the Company. Mr. Bender may terminate his employment with the Company by giving three months' prior written notice to the Company.

     Pursuant to the Agreement, the Company granted Mr. Bender an incentive option to purchase 230,769 shares of Common Stock, a nonstatutory option to purchase 269,231 shares of Common Stock and a nonstatutory option to purchase 300,000 shares of Common Stock, each at an exercise price of $1.30 per share. The options vested in equal monthly installments over periods of three years and became fully vested in December 1997. Each option expires on the eighth anniversary of the date of grant. If Mr. Bender terminates his employment in 1998, he will forfeit 20% of the portion of these options that is unexercised on the date on which he gives the Company notice of his termination.

CHANGE OF CONTROL PROVISIONS

     Messrs. Hunter and Moberg hold certain options that provide that the options will vest in full upon a change of control of the Company. On May 23, 1996, the Company granted Mr. Hunter an option to purchase 264,000 shares of Common Stock, of which 235,326 shares had vested as of December 31, 1997 in accordance with the terms of the option, and an option to purchase 36,000 shares of Common Stock, of which 24,000 shares had vested as of December 31, 1997 in accordance with the terms of the option. On June 10, 1996, the Company granted Mr. Moberg options of purchase an aggregate of 75,000 shares of Common Stock, of which 35,444 shares had vested as of December 31, 1997 in accordance with the terms of the options. In the event of a change of control of the Company, these options would vest in full.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee established by the Board of Directors is composed of two outside directors, John K. Kerr and John S. Stafford, Jr. The Compensation Committee has general responsibility for the Company's executive compensation policies and practices, including making specific recommendations to the Board concerning compensation for the Company's executive officers. The following report summarizes the Company's executive officer compensation policies for 1997.

  Compensation Objectives

     The Company's executive compensation programs are generally designed to relate executive compensation to improvements in the Company's financial performance and corresponding increases in stockholder value. Decisions concerning executive compensation are intended to:

     - establish incentives that will link executive officer compensation to the Company's stock performance and motivate executives to attain the Company's quarterly and annual financial targets and to promote the Company's long-term financial success; and

     - provide a total compensation package that is competitive within the industry and that will assist the Company to attract and retain executives who will contribute to the long-term financial success of the Company.

  Executive Compensation

     The Company's executive compensation package for 1997 consisted of three principal components: (1) base salary, (2) bonuses and (3) long-term incentive compensation in the form of stock options under the Company's stock option plans. The Company's executive officers were also eligible to participate in other employee benefit plans, including health and life insurance plans and a 401(k) retirement plan, on substantially the same terms as other employees who met applicable eligibility criteria, subject to any legal limitations on the amounts that could have been contributed or the benefits that could have been paid under these Company plans.

     The Company's executive compensation policy emphasizes stock options in order to align the interests of management with the stockholders' interests in the financial performance of the Company for fiscal quarters, the fiscal year and the longer term. In granting stock options, the Compensation Committee considered in part the value of options held by the executive officers and the extent to which the Compensation Committee believed those options would provide sufficient motivation to the executive officers to achieve the Company's goals. Following the Annual Meeting of Stockholders in 1997, the Compensation Committee granted stock options under the Company's 1996 Stock Option Plan to each of Michael A. Tzannes, David C. Hunter, Richard P. Moberg and Edmund C. Reiter. With the exception of the option granted to Mr. Reiter, the Compensation Committee intended these option awards to supplement the substantial options granted to these individuals in 1996, and accordingly the Compensation Committee granted fewer options in 1997 than in the prior year. At the time of the Annual Meeting, Mr. Reiter held options to purchase the fewest number of shares of any of the executive officers of the Company, and the Compensation Committee granted Mr. Reiter options to purchase a larger number of shares than the other executive officers of the Company in order to bring his overall option package more in line with the options held by the Company's other executive officers. Each of the options granted to these executive officers in 1997 vests as to 40% of the shares subject to the option on July 1, 1999 and the remaining shares vest as to approximately 1.67% of the shares subject to the option per month over the next succeeding 36 months. The Compensation Committee believes that the grant of options that vest over an extended period provides significant incentive for executive officers to continue their efforts on behalf of the Company and to create long-term value for the Company's stockholders.

     In general, executive officers' base salaries were the same in 1997 as they were in 1996. However, the Company increased Mr. Moberg's salary for 1997 by approximately 10% in order to recognize his contributions to the improvement of the Company's internal operations. The Company also modified Mr. Reiter's compensation by increasing his base salary and establishing new performance thresholds for his sales bonus.

     In 1997, the Company established a bonus plan for the members of the Company's management, including the executive officers of the Company (the "1997 Bonus Plan"). The Company intended the 1997 Bonus Plan to provide additional incentive to management to enhance Company performance. The amounts of the bonuses awarded under the 1997 Bonus Plan were based on subjective measures of the participants' performance during 1997. Each executive officer other than the Chief Executive Officer received a bonus of $10,000 for 1997. In addition, the Company paid Mr. Reiter a sales bonus based on a specified percentage of the amount by which revenues from sales of the Company's compression software products exceeded a pre-defined target.

  Chief Executive Officer Compensation

     Consistent with the Company's overall executive officer compensation policy, the Company's approach to the Chief Executive Officer's compensation package in 1997 was to be competitive with other companies in the industry. The Compensation Committee believes that this approach provided additional incentive to Mr. Bender to achieve the Company's performance goals and enhance stockholder value. The Compensation Committee believes that Mr. Bender's base salary, which was unchanged from 1996, and his other benefits were consistent with his position and duration of employment with the Company. In addition, Mr. Bender received a bonus under the 1997 Bonus Plan of $20,000. The amount of Mr. Bender's bonus was based on subjective measures of his performance and was intended primarily to reward Mr. Bender for his efforts during 1997 to complete several significant customer transactions. Unlike the other executive officers of the Company, Mr. Bender did not receive stock options in 1997. The Compensation Committee believes that, as a result of several significant option grants in prior years, Mr. Bender's option package during 1997 was commensurate with his seniority and responsibilities and provided sufficient motivation for Mr. Bender to achieve the Company's performance goals.

  Policy Regarding Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the chief executive officer and the four most highly compensated officers of the Company (other than the chief executive officer) in any year, unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance. The aggregate base salaries and bonuses of the Company's executive officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit, and options under the Company's 1996 Stock Option Plan are intended to qualify as performance-based compensation.

                                          The Compensation Committee

                                               John K. Kerr
                                               John S. Stafford, Jr.

PERFORMANCE GRAPH

     The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies and a published industry index, the Hambrecht & Quist Technology Index. The cumulative stockholder returns for shares of the Company's Common Stock and for the market and industry indices are calculated assuming $100 was invested on August 9, 1996, the date on which the Company's Common Stock commenced trading on the Nasdaq National Market, and assuming shares of the Company's Common Stock were purchased at the initial public offering price of the Common Stock. The Company paid no cash dividends during the periods shown. The performance of the market and industry indices is shown on a total return (dividends reinvested) basis.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG AWARE, INC., THE NASDAQ STOCK MARKET INDEX FOR U.S. COMPANIES AND THE
                       HAMBRECHT & QUIST TECHNOLOGY INDEX

                                    [GRAPH]

                                               August 9, 1996    December 31, 1996    December 31, 1997

Aware, Inc.                                       $100.00             $101.00              $103.00
H&Q Technology Index                              $100.00             $118.00              $139.00
Nasdaq Stock Market - U.S.                        $100.00             $113.00              $139.00

                              CERTAIN TRANSACTIONS

ADI AGREEMENTS

     In 1993, the Company entered into a Development Contract and a License Agreement with ADI to produce broadband chipsets. Jerald G. Fishman, a director of the Company, is the President and Chief Executive Officer of ADI. The Development Contract was amended in June 1994 and September 1995. In 1997, the Company received revenue from ADI of approximately $743,000 pursuant to these agreements and for certain other products and services, including customer support and engineering services.

AGREEMENTS WITH DSC TELECOM L.P.

     The Company has certain agreements with DSC Telecom L.P. ("DSC Telecom"), an affiliate of DSC Communications Corporation. David Ehreth, a director of the Company, is a Division Vice President of DSC Communications Corporation. In March 1996, the Company entered into an Agreement (the "HFC Agreement") with DSC Telecom pursuant to which the Company agreed, among other things, to develop certain proprietary software and hardware designs based on the Company's discrete wavelet multitone modulation technology for integration with a hybrid fiber-coax telephony product of DSC Telecom. In 1997, DSC Telecom paid the Company approximately $360,000 pursuant to the HFC Agreement. In September 1996, the Company entered into a Development and License Agreement (the "ADSL Agreement") with DSC Telecom pursuant to which the Company agreed, among other thangs, to develop and license to DSC Telecom certain DMT-based ADSL technology. In 1997, DSC Telecom paid the Company approximately $100,000 pursuant to the ADSL Agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At the close of business on March 30, 1998, there were issued and outstanding 19,838,982 shares of Common Stock entitled to cast 19,838,982 votes. On March 30, 1998, the closing price of the Company's Common Stock as reported by the Nasdaq National Market was $14.9375 per share.

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 30, 1998 by (i) each person or group known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group. The information as to each person has been furnished by such person.

                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                              -----------------------
         NAMES AND ADDRESSES OF BENEFICIAL HOLDERS            NUMBER(1)    PERCENT(2)
         -----------------------------------------            ---------    ----------
Richard J. Naegele..........................................  2,084,695       10.5%
  401 S. LaSalle Street
  Suite 1502
  Chicago, Illinois 60605
John S. Stafford, Jr.(3) ...................................  1,751,397        8.8
  230 S. LaSalle Street
  Suite 688
  Chicago, Illinois 60604

                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                              -----------------------
         NAMES AND ADDRESSES OF BENEFICIAL HOLDERS            NUMBER(1)    PERCENT(2)
         -----------------------------------------            ---------    ----------
Charles K. Stewart(4).......................................  1,389,907        7.0
  401 S. LaSalle Street
  Suite 1502
  Chicago, Illinois 60605
John K. Kerr(5).............................................    898,907        4.5
James C. Bender(6)..........................................    815,358        4.0
David C. Hunter(7)..........................................    299,378        1.5
Michael A. Tzannes(8).......................................    235,945        1.2
Richard P. Moberg(9)........................................     50,317          *
Jerald G. Fishman(10).......................................     38,410          *
Edmund C. Reiter(11)........................................     37,495          *
David Ehreth................................................     --          --
All directors and executive officers as a group (10
  persons)(12)..............................................  5,517,114       25.9%

---------------
  *  Less than one percent.

 (1) The number of shares beneficially owned by each stockholder is determined in accordance with the rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days after March 30, 1998 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. To the Company's knowledge, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise indicated.

 (2) Percentage ownership is based on 19,838,982 shares of Common Stock outstanding as of March 30, 1998. Solely for purposes of computing the percentage of shares beneficially owned by a person, shares of Common Stock which the person has the right to acquire within 60 days of March 30, 1998 are deemed outstanding.

 (3) Includes 2,614 shares subject to stock options exercisable within 60 days of March 30, 1998.

 (4) Includes 91,698 shares subject to stock options exercisable within 60 days of March 30, 1998 and 242,431 shares held in trust for Mr. Stewart's children, as to which Mr. Stewart has shared voting and investment power.

 (5) Includes 324,193 shares held by Grove Investment Partners, of which Mr. Kerr is a general partner and 2,614 shares subject to stock options exercisable within 60 days of March 30, 1998.

 (6) Includes 775,358 shares subject to stock options exercisable within 60 days of March 30, 1998.

 (7) Includes 294,236 shares subject to stock options exercisable within 60 days of March 30, 1998 and 5,142 shares held as trustee of the Hunter Family Inter Vivos Minors Trust.

 (8) Includes 225,945 shares subject to stock options exercisable within 60 days of March 30, 1998.

 (9) Represents shares subject to stock options exercisable within 60 days of March 30, 1998.

(10) Represents shares subject to stock options exercisable within 60 days of March 30, 1998.

(11) Includes 20,786 shares subject to stock options exercisable within 60 days of March 30, 1998.

(12) Includes 1,501,978 shares subject to options exercisable within 60 days of March 30, 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon review of Forms 3 and 4 and amendments thereto furnished to the Company during 1997 and Forms 5 and amendments thereto furnished to the Company with respect to 1997, or written representations that Form 5 was not required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner, except that David Ehreth failed to file a Form 3 in a timely manner.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Deloitte & Touche LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1998.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

                       CHANGES IN INDEPENDENT ACCOUNTANTS

     In April 1996, the Company's Board of Directors authorized the Company to retain Deloitte & Touche LLP as its independent accountants and dismissed DiBenedetto & Company, P.A. DiBenedetto & Company, P.A. had been retained to audit the Company's financial statements as of and for the year ended December 31, 1994. The report of DiBenedetto & Company, P.A. for the year ended December 31, 1994 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the year ended December 31, 1994 and through the date of replacement, there were no disagreements with DiBenedetto & Company, P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or "reportable events" as described in Item 304 of Regulation S-K.

                                  SOLICITATION

     No compensation will be paid by any person in connection with the solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain instances, be made personally or by telephone by directors, officers and certain employees of the Company. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by the Company.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials related to the 1999 Annual Meeting of Stockholders or Special Meeting in lieu thereof must be received by the Company at its Executive Offices no later than Wednesday, December 16, 1998.

                                 MISCELLANEOUS

     The Board does not intend to present to the Annual Meeting any business other than the proposal listed herein, and the Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any other business which properly may be presented for action at the Annual Meeting. If any other business should come before the Annual Meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                             AVAILABLE INFORMATION

     STOCKHOLDERS OF RECORD ON MARCH 30, 1998 WILL RECEIVE A PROXY STATEMENT AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS, WHICH CONTAINS DETAILED FINANCIAL INFORMATION CONCERNING THE COMPANY. THE COMPANY WILL MAIL, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) TO ANY STOCKHOLDER SOLICITED HEREBY WHO REQUESTS IT IN WRITING. PLEASE SUBMIT ANY SUCH WRITTEN REQUEST TO MR. RICHARD P. MOBERG, CHIEF FINANCIAL OFFICER AND TREASURER, AWARE, INC., 40 MIDDLESEX TURNPIKE, BEDFORD, MASSACHUSETTS 01730.

                                   AWARE, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1998

The undersigned stockholder of Aware, Inc. (the "Company"), revoking all prior proxies, hereby appoints James C. Bender, Richard P. Moberg and Robert L. Birnbaum, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts, on Wednesday, May 27, 1998, beginning at 9:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting dated April 15, 1998 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the Annual Meeting or any adjournments thereof. Attendance of the undersigned at the Annual Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR SUCH PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE
              ---
RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear on stock certificate. If shares are held as joint tenants, both should sign. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

__________________________________         _____________________________________

__________________________________         _____________________________________

__________________________________         _____________________________________

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                                                                           With-  For All
                                                                                                     For   hold   Except
          AWARE, INC.                                     1.  To elect each of John K. Kerr and      [  ]  [  ]    [  ]
                                                              David Ehreth as Class II directors
                                                              of the Company.

                                                              NOTE: If you do not wish your shares voted "For" a
                                                              particular nominee, mark the "For All Except" box and
                                                              strike a line through the nominee's name.  Your shares
                                                              will be voted for the remaining nominee.
RECORD DATE SHARES:



                                                              Mark box at right if you plan to attend the  [  ]
                                                              Annual Meeting.

Please be sure to sign and date this Proxy.  Date______       Mark box at right if an address change or    [  ]
                                                              comment has been noted on the reverse side
                                                              of this card.


______________________________    _____________________________
Stockholder sign here             Co-owner sign here




DETACH CARD                                                                                               DETACH CARD
_________________________________________________________________________________________________________________________

                                     Please complete and return the proxy card above.

                        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AWARE, INC.

                                       A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE
                                    WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS
                        NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.